SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 17, 2004

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 754-8000

Not Applicable

(Former name or former address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets

On March 17, 2004, Quest Software, Inc., a California corporation (“Quest”), completed the acquisition of Aelita Software Corporation, a Delaware corporation (“Aelita”), a provider of systems management solutions for Microsoft Active Directory and Microsoft Exchange environments. Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2004, by and among Quest, Answer Acquisition Corp., a wholly-owned subsidiary of Quest (“Merger Sub”), Aelita, certain stockholders of Aelita and Insight Venture Partners, LLC, as the stockholders’ representative, Merger Sub was merged with and into Aelita, and Aelita survived the merger as a wholly-owned subsidiary of Quest.

Quest paid consideration of approximately $102 million in cash pursuant to the Merger Agreement, of which approximately $86.2 million was paid directly to the former Aelita stockholders and approximately $15.8 million was deposited into an escrow fund (the “Escrow Fund”) that may be used by Quest to satisfy its indemnification rights under the Merger Agreement. (Amounts remaining in the Escrow Fund and not subject to pending indemnification claims are to be distributed to the former Aelita stockholders in September 2005.) Pursuant to the Merger Agreement, the consideration payable by Quest in the merger was reduced by the amount of the legal and other fees and expenses incurred by Aelita in connection with the merger and related transactions, which aggregated approximately $1.0 million. The amount of the consideration contemplated by the Merger Agreement was determined through arm’s-length negotiations among the parties. The cash amounts paid by Quest pursuant to the Merger Agreement were paid out of Quest’s available working capital.

In connection with the merger, Quest assumed all outstanding Aelita stock options which, immediately following the completion of the merger, represented the right to purchase an aggregate of 1,091,391 shares of Quest common stock at a weighted-average exercise price of approximately $3.79 per share. Pursuant to the Merger Agreement, certain additional amounts may become payable to the former Aelita stockholders if any of the Aelita stock options assumed by Quest are forfeited without having been exercised during the 18-month period following the completion of the merger. As contemplated by the Merger Agreement, Quest intends to grant additional options to purchase an aggregate of 1,450,000 shares of Quest common stock to certain employees of Aelita. Certain of these additional stock options will vest quarterly over a two-year period and have a maximum exercise price of $14 per share, and the remainder of these options will vest over a 5-year period and have an exercise price per share equal to the closing sale price of a share of Quest stock on the Nasdaq National Market on the date of grant.

Certain venture capital funds associated with Insight Venture Partners (the “Insight Funds”) held shares of Aelita’s preferred stock and received approximately $40.2 million in cash pursuant to the Merger Agreement in respect of those shares of preferred stock. In addition, approximately $7.4 million in cash was deposited into the Escrow Fund in respect of those shares of preferred stock. None of the Insight Funds elected to receive shares of Quest common stock in lieu of the cash consideration they were otherwise entitled to receive, as permitted by the Merger Agreement. Jerry Murdock, a director of Quest, is a Managing Director and the co-founder of Insight Venture Partners. Vincent Smith, Quest’s Chairman of the Board and CEO, and Ray Lane, a director of Quest, are passive limited partners in one of the Insight Funds and benefited financially from the transaction by virtue of their respective ownership interests therein.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Report as Exhibit 2.1.

Item 7.    Financial Statements and Exhibits

(a)	Financial statements of business acquired.

Not required.

(b)	Pro forma financial information.

Not required.

(c)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of January 28, 2004, by and among Quest Software, Inc., Answer Acquisition Corp., Aelita Software Corporation, certain stockholders of Aelita and Insight Venture Partners, LLC, as Stockholders’ Representative

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: April 1, 2004	By:	/s/ M. BRINKLEY MORSE

M. Brinkley Morse, Vice President, Finance and Operations and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Agreement and Plan of Merger, dated as of January 28, 2004, by and among Quest Software, Inc., Answer Acquisition Corp., Aelita Software Corporation, certain stockholders of Aelita and Insight Venture Partners, LLC, as Stockholders’ Representative